Exhibit 23.6

WRITTEN CONSENT TO REFERENCE VARIANCE ECONOMIC CONSULTING VALUATION IN S-4

FILING OF RADIANCY, INC.

We hereby consent to the inclusion in the registration statement on Form S-4 of PhotoMedex, Inc. and any amendment thereto (the “Registration Statement”) of references to our reports to Radiancy, Inc. (as of December 31, 2008 and May 31, 2011 relating to the estimation of the fair value of Radiancy’s class of shares and to references to our firm’s name therein. We also consent to the references to us under the Experts Section in the Registration Statement.

Very truly yours,

Variance Economic Consulting Ltd.

/s/ Variance Economic Consulting Ltd.
September 15, 2011 Ramat Gan, Israel